COCA-COLA ENTERPRISES INC.                                                         EXHIBIT 99

                                                                                  PAGE 1 0F 2
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Quarter ended September 30, 1994
(Unaudited; in millions except per share data)

                                        Third Quarter                    Nine Months
                                      -----------------   Percent    -----------------   Percent
                                       1994       1993     Change     1994       1993(1)  Change
                                      ------     ------   -------    ------     ------   -------
Net Operating Revenues                $1,595     $1,487      7%      $4,524     $4,143      9%
Cost of sales                            994        946      5%       2,780      2,569      8%
                                      ------     ------              ------     ------
Gross Profit                             601        541     11%       1,744      1,574     11%
Selling, general and administrative
  expenses                               475        440      8%       1,399      1,271     10%
                                      ------     ------              ------     ------
Operating Income                         126        101     25%         345        303     14%
Interest expense, net                     76         82     (7)%        233        246     (5)%
Other nonoperating expenses, net           -          1                   2          1
                                      ------     ------              ------     ------
Income Before Income Taxes                50         18    178%         110         56     96%
Income taxes:
  Provision excluding rate change         24          8                  52         34
  Rate change - federal                    -         40                   -         40
                                      ------     ------              ------     ------
Net Income                                26        (30)                 58        (18)
Preferred stock dividend requirements      1          -                   2          -
                                      ------     ------              ------     ------
Net Income Applicable to
  Common Share Owners                 $   25     $  (30)             $   56     $  (18)
                                      ======     ======              ======     ======

Average Common Shares Outstanding        130        129                 130        130
                                      ======     ======              ======     ======

Net Income Per Common Share (2)       $ 0.19     $(0.23)             $ 0.43     $(0.14)
                                      ======     ======              ======     ======

Cash Operating Profit Data:
Operating income                      $  126     $  101     25%      $  345     $  303     14%
Depreciation                              71         68      4%         209        186     12%
Amortization                              45         44      2%         134        125      7%
                                      ------     ------              ------     ------
Cash Operating Profit (3)             $  242     $  213     14%      $  688     $  614     12%
                                      ======     ======              ======     ======

Bottle and can volume growth -
  1994 compared to 1993 (4):                               7.5%                             9%

See Notes to Condensed Financial Information.

COCA-COLA ENTERPRISES INC.                                           EXHIBIT 99
                                                                    PAGE 2 OF 2
NOTES TO CONDENSED FINANCIAL INFORMATION
Quarter ended September 30, 1994
(Unaudited; in millions)


The Company's press release on the results of operations for the third quarter of 1994 was released to the public on October 18, 1994. This condensed financial information is prepared for the purpose of filing a summary of third-quarter 1994 financial information, which was included in the Company's press release on October 18, 1994, with the Securities and Exchange Commission.

(1)   On June 30, 1993, the Company acquired from The Coca-Cola Company:
      (i) Coca-Cola Beverages Nederland B.V. in the Netherlands; (ii) Roddy Coca-Cola Bottling Company, Inc.; and (iii) Coca-Cola Bottling of Johnson City, Tennessee. The results of operations of these companies are included in the Condensed Consolidated Statements of Operations from the beginning of third-quarter 1993.

(2)   Per share data calculated prior to rounding to millions.

(3) Reported nine-month 1994 cash operating profit includes the effect of the acquisitions referred to in note (1) above. After appropriate adjustments to eliminate the effects of these acquisitions, comparable nine-month 1994 cash operating profit increased approximately 8% as compared to the same prior year period.

(4) After adjusting third-quarter and nine-month 1993 results for the effect of acquisitions, comparable physical case, bottle and can volume increased approximately 7% and 4%, respectively, as compared to the same prior year periods.